EXHIBIT 99.1

PRESS RELEASE

CONTACT:	Robert M. Garst, Chief Executive Officer
717-957-2196

RIVERVIEW FINANCIAL CORPORATION ANNOUNCES

AN INCREASE IN ITS FOURTH QUARTER CASH DIVIDEND

HALIFAX, PA, November 17, 2011 — Riverview Financial Corporation (OTCQB: RIVE) announced that on November 16, 2011 its Board of Directors declared the payment of a regular cash dividend of $0.08 per share plus a special cash dividend of $0.07 per share for a total fourth quarter 2011 cash dividend of $0.15 per share.  This represents a 20% increase over the $0.125 per share cash dividend paid during the fourth quarter of 2010.  The dividend is payable on December 30, 2011 to all shareholders of record as of December 7, 2011.

Robert M. Garst, Chief Executive Officer stated, “In furtherance of our commitment to provide long term shareholder value, we are pleased to announce the increase in the amount of the fourth quarter dividend to $0.15 per share, which will result in a total annual dividend payment of $0.525 per share for 2011.  This increase is our way of sharing our financial success with our shareholders.”

Riverview Financial Corporation, with consolidated assets of $288.7 million, is the bank holding company for its principal subsidiary, Riverview National Bank, which serves the communities of Perry, Dauphin, Cumberland and Schuylkill counties through four full service branches of The First National Bank of Marysville, four full service branch facilities and one drive-up office of Halifax National Bank, and a loan production office.

This press release may contain forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. Actual results and trends could differ materially from those set forth in such statements due to various factors.  Such factors include the possibility that anticipated cost savings may not be realized, estimated synergies may not occur, increased demand or prices for the corporation’s financial services and products may not occur, changing economic and competitive conditions, technological developments and other risks and uncertainties.  Such risks, uncertainties and other factors that could cause actual results and experience to differ from those projected include, but are not limited to, the following: ineffectiveness of their business strategy due to changes in current or future market conditions; the effects of competition, and of changes in laws and regulations on competition, including industry consolidation and development of competing financial products and services; interest rate movements; inability to achieve merger-related synergies; difficulties in integrating distinct business operations, including information technology difficulties; disruption from the transaction making it more difficult to maintain relationships with customers and employees, and challenges in establishing and maintaining operations in new markets; volatilities in the securities markets; and deteriorating economic conditions.